Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Kate Thompson/ Lyle Weston 212-355-4449

Compass Diversified Completes Sale of Liberty Safe

WESTPORT, Conn., – August 3, 2021 – Compass Diversified (NYSE: CODI) (“CODI”), an owner of leading middle market businesses, today announced that it has completed the sale of its majority owned subsidiary, Liberty Safe Holding Corporation, the parent company of Liberty Safe and Security Products, Inc. (“Liberty”) to an affiliate of Monomoy Capital Partners (“Monomoy”), a middle market private investment firm which invests in the debt and equity of manufacturing, distribution and consumer product businesses.

The sale price of Liberty was based on an aggregate enterprise value of $147.5 million plus estimated cash and working capital adjustments subject to customary post-closing true-ups. After these adjustments, as well as for an allocation to Liberty’s non-controlling shareholders and the payment of transaction expenses, CODI received approximately $127 million of total proceeds from the sale at closing. This amount was in respect of its debt and equity interests in Liberty and the payment of accrued interest. As previously announced, CODI expects to record a gain of approximately $75 million to $85 million from the sale.

Net proceeds will be used for general corporate purposes and to fund the previously announced special distribution of $0.88 per common share in connection with CODI’s anticipated tax reclassification.

Elias Sabo, CEO of Compass Diversified, stated, “Since acquiring Liberty in 2010, we have taken a number of steps to scale the business and cement Liberty’s leading status among its customers and dealer network. Together with management, we achieved a strong return on our investment in Liberty through a long-term approach to value creation enabled by the flexibility of our permanent capital structure. We thank the Liberty team for their significant contributions and look forward to their continued success.”

Lincoln International LLC acted as financial advisor and Squire Patton Boggs (US) LLP acted as legal counsel to CODI. Ropes & Gray LLP acted as legal advisor to Monomoy.

About Compass Diversified (“CODI”)
CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. CODI provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in its long-term growth and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);
•The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);
•The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);
•The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);
•The design and marketing of dial-based closure systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);
•The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);
•The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);
•The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and
•The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the expectations of gains to be realized in connection with the sale of Liberty. Words such as "believes," "expects," “anticipates,” “intends,” "projects," “assuming,” and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2020 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.